Exhibit 99
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Standard Microsystems Corporation
80 Arkay Drive
P.O. Box 18047
Hauppauge, New York 11788




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 26, 2002



Ladies and Gentlemen:

This will confirm that Standard Microsystems Corporation (the Company) has received a letter from Arthur Andersen LLP (Arthur Andersen) with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended February 28, 2002. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,


Andrew M. Caggia
Senior Vice President and Chief Financial Officer